Exhibit 99.1

News
Release

Media Contact: Marty Coleman SGI 650.933.8119 mcoleman@sgi.com SGI PR Hotline: 650.933.7777 Investor Relations: 650.933.7738 SGI PR Fax: 650.932.0737

FOR IMMEDIATE RELEASE

SGI ANNOUNCES Q4 FY 2003 PRELIMINARY FINANCIAL RESULTS WITHIN GUIDANCE RANGE

MOUNTAIN VIEW, Calif., (July 10, 2003) — SGI said today that it anticipates revenue for the fourth quarter ended June 27, 2003 to be approximately $238 to $242 million. These results are within the guidance range of $225 to $245 million provided by the Company in its April 21, 2003 conference call.

Based on this preliminary data, the Company currently expects to report an operating loss of approximately $38 to $42 million, including restructuring and non-cash impairment charges of approximately $11 to $13 million. Without these charges, the non-GAAP operating loss is expected to be approximately $28 to $32 million, within the range of the Company’s guidance. Unrestricted cash, cash equivalents and marketable investments at June 27, 2003 are expected to be approximately $140 million.

Actual results for the fourth quarter and for fiscal 2003, along with guidance for the first quarter of fiscal 2004, will be discussed in the Company’s regularly scheduled conference call on Thursday, July 24, 2003. The statements in this release regarding estimated results are based on preliminary information and management assumptions.

This news release contains certain forward-looking statements, including statements relating to our financial and operating results for the quarter ended June 27, 2003. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expected results described in this release. Factors that could cause actual results to differ materially from those described in this release include the process of calculating, reviewing and analyzing the final financial results for the quarter and the other risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended June 28, 2002 and Form 10-Q for the quarter ended March 28, 2003. Silicon Graphics is under no obligation to, and expressly disclaims any obligation to, further update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SGI Announces Q4 FY 2003 Preliminary Financial Results Within Guidance Range/Page 2

About SGI
SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine’s 2003 list of “Top 100 Companies to Work For.” With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.